                                                                     EXHIBIT 1.1

                        HERITAGE FINANCIAL CORPORATION

                             HERITAGE SAVINGS BANK

                                 COMMON STOCK
                                (NO PAR VALUE)


                               AGENCY AGREEMENT


                             _______________, 1997



Ryan, Beck & Co., Inc.
220 S. Orange Ave.
Livingston, NJ  07039

Gentlemen:

     Heritage Savings Bank (the "Savings Bank") and its proposed stock holding company, Heritage Financial Corporation (the "Company") hereby confirm their agreement with Ryan, Beck & Co., Inc. ("Agent" or "you") as follows:

                                 INTRODUCTION

     Heritage Financial Corporation, MHC (the "Mutual Holding Company"), the majority shareholder of the Savings Bank, the Savings Bank and the Company have adopted a Plan of Conversion and Reorganization (the "Plan") whereby the Mutual Holding Company will merge with and into the Savings Bank and the Savings Bank will become a subsidiary of the Company, a Washington chartered stock corporation. The reorganization and the share exchange and stock offering described below are referred to herein collectively as the "Conversion."

     The Company will offer shares (the "Shares") of its common stock, no par value (the "Common Stock"), in an initial public offering as follows: (a) to the holders of the outstanding common stock of the Savings Bank, other than the Savings Bank's current majority shareholder, the Mutual Holding Company, (the "Minority Stockholders") in mandatory exchange (the "Exchange") for their shares of the Savings Bank (the "Minority Shares"); (b) in a Subscription Offering to certain eligible account holders, the Savings Bank's tax-qualified employee stock benefit plans, certain other depositors and borrowers; (c) to the extent shares are available, to the Minority Shareholders in a Minority Stockholders' Offering; and (d) to the extent shares are available, in a Community Offering to members of the general public with preference given to natural persons residing in the counties that the Savings Bank considers its local community. The Subscription Offering, Minority Stockholders' Offering and the Community Offering (but not the Shares applicable to the Exchange) are referred to herein as the "Offering".

     The Company will conduct these offerings in compliance with Washington law, the Washington Department of Financial Institutions, Division of Banks (the "Division") and the Federal Deposit Insurance Corporation (the "FDIC") rules (together, the "Banking Regulations"), the Securities Act of 1933 (the "1933 Act") and the rules and regulations issued thereunder (the "1933 Act Regulations") by the Securities and Exchange Commission (the "SEC"). The Company has filed a bank holding company application with the Board of Governors of the Federal Reserve System (the "FRB"). Each term not defined herein shall have the meaning given it in the Prospectus contained in the Company's registration statement on Form S-1 (File No. 333-__________) (the "Registration Statement") filed with the SEC and in its Application for Conversion (the "Application") filed with the Division and the FDIC.

SECTION 1.  APPOINTMENT OF AGENT; COMPENSATION TO THE AGENT

     Subject to the terms and conditions set forth below, the Company hereby appoints Ryan Beck as its agent to consult with, advise and assist it, and to solicit purchase orders for Shares on its behalf, in connection with the Offering. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, Ryan Beck accepts such appointment and agrees to consult with and advise the Company as to the matters set forth in Section 3 of the engagement letter between the Agent and the Bank dated June 26, 1997, included as Exhibit A attached hereto, and to use its best efforts to solicit purchase orders for Shares according to this Agreement; provided, however, that the Agent shall not be responsible for obtaining purchase orders for any specific number of Shares, shall not be required to purchase any Shares and shall not be obligated to take any action which is inconsistent with all applicable laws, regulations, decisions or orders. If requested by the Company, Ryan Beck may also assemble and manage a selling group of broker-dealers which are members of the National Association of Securities Dealers, Inc. ("NASD") to participate in the solicitation of purchase orders for the Shares under a selected dealers' agreement ("Selected Dealers' Agreement"), the form of which is set forth as Exhibit B to this Agreement.

     The Company acknowledges that, having appointed the Agent hereunder, only personnel employed by the Agent, and such other personnel as are assigned to specific purposes or services contemplated by this Agreement to be performed by the Agent, will be involved in providing the services described herein. In forming a selling group in connection with the Offering, the Agent may include the brokerage offices of the Agent located in Livingston, New Jersey. In such event, you would be required to execute and abide by the terms of a Selected Dealers' Agreement, and would be entitled to the same compensation as any other member of the selling group as set forth therein.

     In addition to the reimbursement of the expenses specified in Section 6, 7 and 8 hereof, the Agent will receive the following compensation in connection with the Conversion:

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     (1) an advisory and management fee of $50,000;

     (2) a fee equal to 1.5% of the aggregate dollar amount of the Shares sold in the Offering to members of the Mutual Holding Company and the shareholders of the Savings Bank, other than those shares sold pursuant to (3) and (4) below (no fee will be payable, however, with respect to Shares sold to officers, directors, employees, immediate family members of officers, directors, employees, ("Insiders") and qualified and non-qualified employee benefit plans of the Savings Bank and of the Insiders). For purposes of this paragraph, the term "immediate family members" shall be limited to spouses, parents, siblings, mothers and fathers in-law, children and their spouses;

     (3) a fee equal to 2.0% of the aggregate dollar amount of the Shares sold in the Offering to all persons other than those described in (2) above or pursuant to (4) below; and

     (4) a fee equal to 1.5% of the aggregate dollar amount of the Shares sold pursuant to the Selected Dealers' Agreement, provided that such fee along with the fee payable directly by the Savings Bank to selected dealers shall not exceed 7.0% of the aggregate dollar amount of all Shares sold pursuant to the Selected Dealers' Agreement.

     If (i) the Company or the Savings Bank abandons or terminates the Plan,
(ii) the Conversion is not consummated by June 30, 1998, or (iii) Ryan Beck terminates this Agreement pursuant to Section 10(b), then the Agent shall not receive the fees described in (a)-(c) above but shall receive compensation of $50,000 for its advisory and administrative services, in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in Section
6. In the event there is a resolicitation of subscriptions and you are required to provide significant additional services, the Company, the Savings Bank and the Agent shall negotiate in good faith an agreement to provide Agent additional compensation. In addition, in the event of unforeseen developments that otherwise require significant additional effort and expense on your part, the Company and the Savings Bank, in their sole discretion, may agree to negotiate in good faith an agreement to provide additional compensation and to cover such additional expenses.

     The compensation specified above shall be payable (to the extent not already paid) to the Agent in next day clearing house funds on the earlier of:
(i) the consummation of the Conversion; or (ii) a determination by the Company and the Savings Bank on one hand or the Agent on the other to terminate or abandon the Conversion. The $25,000 paid to the Agent upon execution of the engagement letter and the $25,000 paid to the Agent upon the execution of this Agreement will be considered advance payments of compensation due hereunder. The Company and the Savings Bank agree to reimburse the Agent for the costs and expenses specified in Section 6, to the extent such costs and expenses are reasonably incurred by the Agent, promptly upon receiving a reasonable accounting of such costs and expenses from time to time.

SECTION 2.  CLOSING DATE; RELEASE OF FUNDS AND DELIVERY OF CERTIFICATES

     If all conditions precedent to the consummation of the Conversion, including, without limitation, the sale of the minimum number of Shares as set forth in the Prospectus are satisfied, the Company agrees to issue or to cause to be issued the Shares sold in the Offering and to authorize the release for delivery of certificates for such Shares on the Closing Date (as hereinafter defined) against payment therefor to the Company by release of funds from the special interest-bearing account referred to in Section 5(o) hereof and by the authorized withdrawal of funds from deposit accounts of those who choose to purchase Shares in the Offering according to relevant section of the Plan; provided, however, that no such funds shall be released to the Company or withdrawn until the conditions specified in Section 9 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. Such release, withdrawal and payment shall be made at the Closing Date, on a business day and at a time and place selected by the Agent, which date and place are acceptable to the Company on at least two business days prior notice to the Company (it being understood that such business day shall not be more than 10 business days after the later of the termination of the Offering or the receipt of all necessary regulatory approvals, or such other time or place as shall be agreed upon by the Agent, the Company and the Savings Bank). Certificates for Shares shall be delivered directly to the purchasers thereof or in accordance with their directions. The hour and date upon which the Company shall release or deliver the Shares sold in the Offering, according to the terms hereof, are herein called the "Closing Date."

SECTION 3.  PROSPECTUS; THE OFFERING.

     There will be a maximum and minimum number of shares to be offered in the Offering and the anticipated price is $10.00 per share. The minimum and/or maximum number of Shares may be increased or decreased by the Company, subject to the provisions of the Plan, market conditions or a change in the estimated pro forma market value of the Company.

SECTION 4.  REPRESENTATIONS AND WARRANTIES.

     The Company and the Savings Bank represent and warrant to the Agent as follows:

     (a) The SEC declared the Registration Statement effective on ________, 1997. The Division granted conditional approval of the Application on ________, 1997, the FRB granted approval of the bank holding company application on ________, 1997, and the FDIC issued its conditional approval on ________, 1997. At the time the Registration Statement was declared effective the Registration Statement complied and at all times subsequent thereto until and at the Closing Date the Registration Statement will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, unless otherwise expressly permitted by the SEC. At the time the Application was conditionally approved the Application complied and at all times subsequent thereto until and at the Closing Date the Application will comply in all material respects with the Banking Regulations and all other requirements established by the Division and the FDIC,

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unless otherwise expressly permitted by the Division and the FDIC. When the
Application was conditionally approved by the Division and when the Registration Statement was declared effective by the SEC, and at all times subsequent thereto until and at the Closing Date, the Application, the Registration Statement, any preliminary or final Prospectus (including all amendments and supplements), and any written information ("Blue Sky Information") supplied by the Company or the Savings Bank or its representatives (including counsel) that is filed along with other information authorized by the Company to be filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively "Blue Sky Applications") or any application or other document, advertisement or communication prepared, made or executed by or on behalf of the Company with its consent after review and authorized by the Company for use in connection with the Offering ("Sales Information") did not and will not contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the
                                            --------
representations and warranties in this Section 4(a) shall not apply to statements in or omissions from such Application, Prospectus or Sales Information or Blue Sky Application made in reliance upon and in conformity with information furnished in writing to the Company by the Agent expressly regarding the Agent for use under the captions "The Conversion -- Marketing Arrangements."

     (b) At the Closing Date, the Company will have completed all conditions precedent to the Conversion and the offer and sale of the Shares in accordance with the Plan, the Banking Regulations and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon the Company or the Savings Bank by the Division, the FDIC, the FRB, the SEC or any other regulatory authority other than those which the Division, the FDIC, the SEC or other regulatory authorities waive or expressly permit to be completed after the Conversion is consummated.

     (c) No order has been issued by the Division, the FDIC, the FRB, the SEC or any other Federal or state regulatory or blue sky authority preventing or suspending the use of the Prospectus, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Conversion is pending or, to the best of the Company's knowledge, threatened.

     (d) RP Financial, LC. ("RP Financial"), which prepared the appraisal of the Company in connection with the Conversion, is independent with respect to the Company and the Savings Bank within the meaning of the Plan and the Banking Regulations.

     (e) KPMG Peat Marwick, LLP, the firm which audited the financial statements filed as part of the Application and Prospectus, are, with respect to the Company and the Savings Bank independent certified public accountants as required by the regulations under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act").

     (f) The financial statements, together with the related schedules and notes thereto included in the Application and the Registration Statement and which are part of the Prospectus, present fairly the financial condition, results of operations, retained earnings and cash flows of the Savings Bank and its wholly-owned subsidiaries, at and for the dates indicated and the periods specified and comply as to form in all material respects with the applicable accounting requirements of the Banking Regulations and generally accepted accounting principles ("GAAP"). Said financial statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Savings Bank with the Division and the FDIC except that accounting principles employed in such filings conform to requirements of such authorities and not necessarily to GAAP. The other financial, statistical, and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited financial statements of the Savings Bank included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

     (g) Since the respective dates as of which information is given in the Application, the Registration Statement and the Prospectus, except as may otherwise be stated therein: (i) there has not been any material adverse change, financial or otherwise, in the condition of the Company or the Savings Bank or in the earnings, capital or properties of the Company or the Savings Bank, whether or not arising in the ordinary course of business, (ii) there has not been any material increase in the long term debt of the Company or the Savings Bank other than in the ordinary course of business and neither the Company nor the Savings Bank has issued any securities or incurred any material liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by the Company or the Savings Bank, except those transactions entered into in the ordinary course of business; and (iv) the capitalization, liabilities, earnings, assets, properties and business of the Company and the Savings Bank conform in all material respects to the descriptions thereof contained in the Prospectus. Furthermore, neither the Company nor the Savings Bank has any material liability of any kind, contingent or otherwise, except as set forth in the Prospectus.

     (h) The Savings Bank is a Washington chartered stock savings bank with corporate authority to conduct its business and own its property as described in the Application and the Registration Statement. The Company has been duly organized as a Washington corporation and has the corporate authority to conduct its business and own its property as described in the Application and the Registration Statement. The Company and the Savings Bank have obtained all licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses; all such licenses, permits and governmental authorizations currently are in full force and effect, and each is in all material respects complying with all laws, rules, regulations and orders applicable to the operation of its business; neither the Company nor the Savings Bank has received notice of any proceeding or action relating to the revocation or modification of any such license, permit or governmental authorization which, singly or in the aggregate, if subject to an unfavorable decision, ruling or finding, might materially and adversely affect the conduct of the business, or the condition, financial or otherwise, or the earnings, affairs or prospects of either the Company or the Savings Bank. The Savings Bank is in good standing with the Division and the

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FDIC. The Company is in good standing with the State of Washington. Each of the
Company and the Savings Bank is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which its ownership of property or leasing of properties or the conduct of its business requires such qualification, unless the failure to be so qualified in one or more of such jurisdictions would not have a material adverse effect on its condition, financial or otherwise, or its business, operations or income of the Company and the Savings Bank on a consolidated basis. The Savings Bank does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus.

     (i) The deposit accounts of the Savings Bank are insured by the Savings Association Insurance Fund ("SAIF") as administered by the FDIC up to the maximum amount allowed under law.

     (j) Upon consummation of the Conversion, (i) the authorized, issued and outstanding equity capital of the Company will be as set forth in the Prospectus; (ii) the Shares will have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and in the Prospectus, will be duly and validly issued and fully paid and nonassessable; (iii) the issuance of the Shares will not violate any preemptive rights; (iv) the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Application and the Prospectus; and (v) the Company will own 100% of the capital stock of the Savings Bank. Upon the issuance of the Shares, good title to the Shares will be transferred to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

     (k) The Plan, the consummation of the Conversion, the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated have been duly and validly authorized by the Boards of Directors of the Company and the Savings Bank and all other corporate action on the part of the Company and the Savings Bank necessary to approve this Agreement, the Plan and the transactions contemplated thereby has been taken, excepting only the required approval of the shareholders of the Savings Bank and the voting members of the Mutual Holding Company. This agreement has been validly executed and delivered by the Company and the Savings Bank and is the valid, legal and binding obligation of the Company and the Savings Bank, enforceable according to its terms, except to the extent that the rights to indemnity hereunder may be limited under applicable laws or regulations, and subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and equitable principles limiting the right to obtain specific enforcement or similar equitable relief. The consummation of the transactions herein contemplated will not: (i) conflict with or constitute a breach of, or default under, the Articles of Incorporation or bylaws of the Company or the Articles of Incorporation or bylaws of the Savings Bank or any material contract, lease or other instrument to which the Company or the Savings Bank is a party or in which either the Company or the Savings Bank has a beneficial interest, or any applicable law, rule, regulation or order; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Company or the Savings Bank; or (iii) result in the creation of any lien, charge or encumbrance upon any property of the Company or the Savings Bank.

     (l) The Company and the Savings Bank have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares of the Company as provided in the Plan and as described in the Prospectus, subject to the satisfaction or waiver of the conditions of the Division's and the FDIC's approval of the Application, and except as may be required under the Blue Sky laws of the various States.

     (m) The Company and the Savings Bank have good and marketable title to all properties and assets which are material to their respective businesses. The properties and assets described in the Application and the Prospectus are owned by them, free and clear of all liens, except such liens as are described in the Application and the Prospectus or are not materially significant to the business of the Company and the Savings Bank. All of the leases and subleases material to the business of the Company and the Savings Bank under which the either company holds properties, including those described in the Application, are in full force and effect.

     (n) Other than as disclosed in the Prospectus, neither the Company nor the Savings Bank is in violation of any material directive from the Division, the FDIC, the FRB, or any other agency to make any material change in the method of conducting its business so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Division, the FDIC and the FRB) and, there is no suit, proceeding, charge, investigation or action before or by any court, regulatory authority or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company or the Savings Bank, threatened, which might materially and adversely affect the Offering, the performance of this Agreement or the consummation of the transactions contemplated in the Plan and as described in the Application, or which might result in any material adverse change in the condition (financial or otherwise), earnings, capital or properties, of the Company or the Savings Bank, or which would materially affect their properties and assets.

     (o) The Savings Bank is in compliance in all material respects with the applicable financial record-keeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, and the regulations and rules thereunder.

     (p) The only subsidiaries of the Savings Bank are Sound Service Associates, Inc. and Heritage Capital Corporation (the "Subsidiaries"). The Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of the jurisdiction of their incorporation, have full corporate power and authority to own, lease and operate their properties and to conduct its business as described in the Registration Statement and Prospectus, and are duly qualified to transact business and are in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business of the Company, the Savings

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Bank and the Subsidiaries, taken as a whole; the activities of the Subsidiaries are permitted to subsidiaries of a Washington-chartered savings bank by federal and Washington law and the rules, regulations, resolutions and practices of the FRB, the FDIC and the Division; all of the issued and outstanding capital stock of the Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Savings Bank, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable claim.

     (q) The Company and the Savings Bank have received the opinion of KPMG Peat Marwick LLP with respect to the federal income tax consequences of the Conversion, the acquisition of the capital stock of the Savings Bank by the Company and the sale and exchange of the Shares as described in the Prospectus. The Company and the Savings Bank have receive the opinion of its counsel, Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., with respect to the Washington income tax consequences of the Conversion, the acquisition of the capital stock of the Savings Bank by the Company and the sale and exchange of the Shares as described in the Prospectus. All material aspects of such opinions are accurately summarized in the Prospectus, and the facts and representations upon which such opinions are based are accurate and complete, and neither the Company nor the Savings Bank will take any action inconsistent therewith.

     (r) As of the date hereof, neither the Company nor the Savings Bank is or will be in violation of its Articles of Incorporation or bylaws. No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of the Company or the Savings Bank, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which the Company, the Savings Bank or its subsidiary is a party or by which they or their properties are bound or affected in any respect which, in any such case, is material to the Company, the Savings Bank and its subsidiary taken as a whole and no other party to any such agreements has instituted or, to the knowledge of the Company or the Savings Bank, threatened any action or proceeding wherein the Company or the Savings Bank would or might be alleged to be in material default thereunder.

     (s) Since the date of the financial information contained in the Prospectus, except as otherwise may be indicated or contemplated in the Application and Prospectus, neither the Company nor the Savings Bank has: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or
(ii) entered into any transaction which is material in light of the business and properties of the Company and the Savings Bank, taken as a whole, excluding origination, purchase and sale of loans and other investments made in the ordinary course of its business.

     (t) The Savings Bank has filed all federal, state and local tax returns required to be filed and has made timely payments of all taxes due and payable with respect to such returns (except for any taxes which it might in good faith be contesting) and no deficiency has been asserted with respect thereto by any taxing authority.

     (u) Neither the Company nor the Savings Bank has made any payment of funds as a loan for the purchase of the Shares.

     (v) Neither the Company nor the Savings Bank has: (i) placed any securities within the last 18 months (except for stock issued by the Savings Bank in its reorganization into the mutual holding company structure in 1993 and notes to evidence bank loans and mortgage-backed securities in the ordinary course of business); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the proposed Conversion and routine purchases and sales of securities for or from its portfolio; (iii) entered into a financial or management consulting agreement, except as contemplated hereunder; and (iv) engaged any intermediary between the Agent and the Company in connection with any offering of the Shares, and no person is being compensated in any manner for such service.

     (w) To the best of the Company's knowledge, the Company has taken all necessary action to make such filings and/or qualify or register the Shares for offer and sale in the Conversion under the laws of the states wherein such shares will be offered where such States require such filings or qualification and/or registration.

     (x) Neither the Company nor the Savings Bank has relied upon the Agent or its legal or other advisors for any legal, tax or accounting advice in connection with the Conversion.

     (y) All supplemental sales literature, i.e., "marketing materials", used by
                                            ---
the Company in connection with the Offering, required by the Banking Regulations or SEC regulations to be filed, has been filed with and cleared by the Division, the FDIC and the SEC.

     (z) The Company and the Savings Bank are in compliance with all laws, rules and regulations relating to environmental protection, and neither the Company nor the Savings Bank has been notified or is otherwise aware that either of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state law. There are no actions, suits, regulatory investigations or other proceedings pending, or, to the best knowledge of the Company and the Savings Bank, threatened against the Company or the Savings Bank relating to environmental protection, nor does the Company or the Savings Bank have any reason to believe any such proceedings may be brought against either of them. No disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any of the facilities or properties of the Company or the Savings Bank.

     (aa) The records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (as those terms are defined in the Plan) delivered to the Agent by the Savings

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Bank or its agent for use during the Conversion have been reviewed by the
Savings Bank and are believed to be accurate, reliable and complete and the Agent shall have no liability to any person relating to the reliability, accuracy or completeness of such records or for any denial or allocation of a subscription to purchase shares to any person based upon such records.

     Any certificate signed by an officer of the Company or of the Savings Bank and delivered to the Agent or its counsel that refers to this Agreement and is referred to therein as a "representation" or "warranty" shall be deemed to be a representation and warranty by the Company or by the Savings Bank, respectively, to the Agent and its counsel as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

SECTION 5.  COVENANTS OF THE COMPANY AND THE SAVINGS BANK

     The Company and the Savings Bank hereby covenant with you as follows:

     (a) The Company and the Savings Bank will not file any amendment or supplement to the Application or the Registration Statement without notifying you of its intention to do so and shall provide you and your counsel with the opportunity to review such amendment or supplement in advance of filing.

     (b) The Company will use its best efforts to cause the bank holding company application to be approved by the FRB and to satisfy all conditions imposed by the FRB in its approval of the bank holding company application. The Company will, immediately upon receipt of any information concerning the events listed below, notify you in writing: (i) approval of the bank holding company application; (ii) receipt of any comments from the Division, the FDIC, the FRB, the SEC or any other governmental entity with respect to the Application, bank holding company application and the Prospectus, or the transactions contemplated by this Agreement; (iii) requests by the Division, the FDIC, the FRB, the SEC or any other governmental entity for any amendment or supplement to the Application, bank holding company application or the Prospectus or for additional information; (iv) issuance by the Division, the FDIC, the FRB, the SEC or any other governmental entity of any order or other action suspending the Conversion or the use of the Application, bank holding company application or the Prospectus or any other filing of the Company under the Banking Regulations or other applicable law, or the threat of any such action; (v) issuance by the Division, the FDIC, the FRB, the SEC or any state authority of any stop order suspending the effectiveness of the Application, bank holding company application or the Prospectus or of the initiation or threat of any proceedings for that purpose; or (vi) occurrence of any event set forth in paragraph (f) below. The Company will make every reasonable effort to prevent the issuance by the Division, the FDIC, the FRB, the SEC or any state authority of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time. The Company will provide copies of the foregoing comments, requests and orders to you upon its receipt of such items.

     (c) The Company will deliver to you and to your counsel two conformed copies of each of the following documents, with all exhibits: the Application and the Registration Statement, as originally filed and of each amendment or supplement thereto. In addition, the Company will deliver to you and your counsel such number of copies of the Prospectus, as amended or supplemented, as you may reasonably request.

     (d) The Company will furnish to you, from time to time during the period when the Prospectus (or any later prospectus related to this Offering) is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of such Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act or the respective applicable rules and regulations of the SEC as applicable thereunder. The Company authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) for any lawful manner in connection with the sale of the Shares by the Agent.

     (e) The Company will comply with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby imposed by the SEC, the Division, the FDIC, the FRB or any other governmental agency, including the terms, conditions, requirements and provisions contained in the Banking Regulations and the rules and regulations of the SEC promulgated under the 1934 Act ("1934 Act Regulations"), to be complied with prior and subsequent to the Closing Date. When the Prospectus is required to be delivered, the Company will comply, at its own expense, with all requirements imposed upon it by the Division and the FDIC and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, in each case as from time to time in force, in accordance with the provisions thereof and the Prospectus.

     (f) If, at any time during the period when the Prospectus relating to the Shares is required to be delivered to purchasers of Shares, any event relating to or affecting the Company shall occur, as a result of which it is necessary, in the reasonable opinion of counsel for the Company or, in your reasonable opinion, after consultation with your counsel, to amend or supplement the Application or Prospectus in order to make the Application or Prospectus not misleading in light of the circumstances existing at the time it is delivered to a purchaser, the Company will, at its expense, forthwith prepare, file with the Division, the FDIC and the SEC and furnish to you a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Application or Prospectus (in form and substance reasonably satisfactory to you and your counsel after a reasonable time for review) which will amend or supplement the Application or Prospectus so that as amended or supplemented it will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading. For the purpose of this Agreement, the Company will timely furnish to you such information with respect to itself as you may from time to time reasonably request.

     (g) The Company will take all necessary actions, in cooperation with you, and furnish such information as may be required to qualify or register the Shares for offering and sale by the Company under the applicable securities or blue sky laws of such jurisdictions as you may reasonably designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been qualified or registered as above provided, the Company and the Savings Bank will make and file such statements and reports in each fiscal period as are or may be required by the laws of such jurisdiction.

     (h) The Company will not sell or issue, contract to sell or otherwise dispose of any shares of, or securities convertible into or exercisable for, shares of Common Stock for a period of 90 days after the closing date, excluding transactions related to stock options or other stock based upon management compensation plans.

     (i) During the period during which the Common Stock is registered under the 1934 Act or for three years from the Closing Date, whichever period is greater, the Company will furnish to its stockholders as soon as practicable after the end of each fiscal year an annual report (including statements of income, stockholders' equity and cash flow of the Company and the Savings Bank as of the end of and for such year, certified by independent public accountants in accordance with Regulation S-X under the 1934 Act) and make available as soon as practicable after the end of the first three quarters of the fiscal year (beginning with the fiscal quarter ending after the Closing Date) financial information of the Company and the Savings Bank for such quarter in reasonable detail. In addition, such annual results and quarterly results shall be made public through the issuance of press releases as the Company deems appropriate at the same time or prior to the time it is furnished or made available to stockholders of the Company.

     (j) The Company will furnish to you during the period of three years from the date hereof: (i) as soon as available, a copy of each of its reports furnished to or filed with the SEC under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted, (including, but not limited to, reports on Forms 10-K, 10-Q and 8-K and all proxy statements and annual reports to stockholders), a copy of each other report of the Company mailed to its stockholders, each press release and material news items and articles released by the Company or the Savings Bank as you may reasonably request in writing, and (ii) from time to time, such other nonconfidential information concerning the Company or the Savings Bank as you may reasonably request in writing.

     (k) The Company and the Savings Bank will use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption "Use of Proceeds."

     (l) Other than as permitted by the Banking Regulations and the laws of any state in which the Shares are qualified for sale, the Company will not distribute any Prospectus or other offering material in connection with the offer and sale of the Shares.

     (m) The Company and the Savings Bank will file with the Division, the FDIC or the FRB, as applicable, such post-Conversion reports as may be required pursuant to the Banking Regulations or the Division and the FDIC approval of the Conversion.

     (n) The Company will register the Common Stock with the SEC under Section 12(g) of the 1934 Act prior to or upon completion of the Conversion.

     (o) The Company will maintain appropriate arrangements for depositing all funds received from persons mailing orders to purchase Shares in the Offering in an interest-bearing account at the rate described in the Prospectus or until refunds of such funds have been made to the persons entitled thereto. The Company will maintain such records of all funds received as are necessary to enable the Company to make appropriate refunds of such funds in the event that such refunds are required to be made.

     (p) The Company will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the NASD interpretation relating to "Free Riding and Withholding."

     (q) Prior to the Closing Date, the Company and the Savings Bank will conduct their respective businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the FRB, the Division and FDIC.

     (r) The Company will not amend the Plan, without the Agent's prior consent, which consent shall not be unreasonably withheld, in any manner that would materially and adversely affect the sale of the Shares or the terms of this Agreement, except as provided elsewhere herein.

     (s) The Company will use its best efforts to obtain approval for quotation of the Common Stock on the Nasdaq National Market effective on or before the Closing Date.

     (t) The Company and the Savings Bank will use all reasonable efforts to comply with, or cause to be complied with, the conditions precedent to the several obligations of the Agent specified in Section 9 hereof.

     (u) The Company will promptly register as a bank holding company under the Bank Holding Company Act and the regulations thereunder.

     (v) The Company shall advise the Agent, if necessary, as to the allocation of deposits, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, and votes, in the case of Other Members, and of the Shares in the event of an oversubscription, and shall provide the Agent final instructions as to the allocation of the Shares ("Allocation Instructions") in such event and the Allocation Instructions shall be accurate, reliable and complete. The Agent shall be entitled to rely on the Allocation Instructions and shall have no liability in respect of its reliance thereon, including without limitation, no liability for or related to any denial or grant of a subscription in whole or in part.

SECTION 6.  PAYMENT OF EXPENSES

     The Company and the Savings Bank agree to pay all reasonable and customary expenses incident to the performance of their obligations under this Agreement, including the following: (i) the preparation, issuance and delivery of certificates for the Shares to the purchasers in the Offering and the cost of printing all other documents applicable to the Conversion; (ii) the fees and disbursements of the Company's and the Savings Bank's counsel, accountants and other advisors; (iii) the qualification of the Shares under all applicable securities or Blue Sky laws, including filing fees and the fees and disbursements of the Company's counsel in connection therewith and in connection with the preparation of a Blue Sky Survey, concerning such jurisdictions as you shall reasonably request; (iv) the printing and delivery of the Prospectus as originally filed as amended or supplemented and all other documents in connection with this Agreement; (v) filing fees incurred in connection with the review of the Conversion by the Division, the FDIC, the SEC and the NASD; (vi) fees and expenses relating to the Appraisal; (vii) fees and expenses relating to advertising expenses, temporary personnel expenses, expenses related to operations of a facility to coordinate the Offering, investor meeting expenses, and other reasonable miscellaneous expenses relating to the marketing by the Agent of the Shares; and (viii) the fees and charges of any transfer agent, registrar and other agents. In the event the Agent incurs any of such expenses on behalf of the Company or the Savings Bank, the Company and the Savings Bank shall reimburse the Agent for such reasonable expenses regardless of whether the Conversion is successfully completed, and such reimbursements shall not be included in the expenses limitation discussed in the following paragraph. Ryan, Beck will not incur any single expense of more than $2,000 on behalf of the Company or the Savings Bank without the prior approval of the Company or the Savings Bank.

     The Company and the Savings Bank shall reimburse the Agent for all reasonable actual out-of-pocket expenses, including legal fees and expenses, incurred by you in connection with the services provided by you to the Company and the Savings Bank pursuant to this Agreement; the total out-of-pocket or reimbursable expenses of the Agent, excluding legal fees of its counsel, shall not exceed $15,000, unless otherwise agreed to by both parties in writing. The maximum reimbursable legal fees of the Agent's counsel (excluding expenses of counsel) shall not exceed $35,000, unless otherwise agreed to by both parties in writing. The Agent will provide the Company and the Savings Bank with a detailed accounting of all reimbursable expenses and will bill the Company and the Savings Bank quarterly. In the event of a material delay in the Offering which would require an update of the financial information presented in the Prospectus, the Company, the Savings Bank and the Agent shall negotiate in good faith an agreement to cover the Agent's additional expenses in connection therewith, including attorney's fees and expenses. In addition, in the event of unforeseen developments that otherwise require significant additional effort and expense on the part of the Agent, the Company and the Savings Bank, in their sole discretion, may agree to negotiate in good faith an agreement to cover such additional expenses.

SECTION 7.  INDEMNIFICATION

     (a) The Company and the Savings Bank jointly and severally agree to indemnify and hold harmless you, your officers, directors, agents, and employees and each person, if any, who controls you within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, that you or any of them may suffer or to which you or any of them may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse you and any such persons upon written demand for any expenses (including reasonable fees and disbursements of yours and your counsel and all of your reasonable travel and other out-of-pocket expenses including hourly charges of your directors, officers and employees at their normal hourly billing rates) incurred by you or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement, or alleged untrue statements, of any material fact contained in the Application (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Blue Sky Information, or the Sales Information, or any instrument or document prepared by the Company, the Savings Bank or their representatives; (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or,
(iii) arise from any theory of liability whatsoever relating to or arising from or based upon any of the foregoing documents or information or other documentation prepared by the Company or the Savings Bank and distributed in connection with the Conversion; or (iv) are based on the treatment of the Exchange Shares; except to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from any of the foregoing documents or information made in reliance upon and in conformity with information furnished in writing to the Company by you regarding you expressly for use under the caption "The Conversion -- Marketing Arrangements." Provided further, however, there shall be excluded from such indemnification any such claim, damage, loss, liability or expense that arises primarily out of or is based primarily upon any action or failure to act by you, other than action or failure to act undertaken at the request or with the consent of the Company or the Savings Bank beyond those services contemplated by this Agreement, that is found in a final judicial determination to constitute willful misconduct or gross negligence on the part of the Agent.

     (b) You agree to indemnify and hold harmless the Company and the Savings Bank, their officers, directors, agents, employees and each person, if any, who controls the Company and the Savings Bank within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Company and the Savings Bank, and any such persons upon written demand for any expenses (including fees and disbursements of counsel) incurred by them, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Application (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), any Blue Sky Application, the Sales Information, or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided however that
                                                          ----------------
your obligations under this Section 7(b) shall exist only if, and only to the extent, that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from any of the foregoing documents or information in reliance upon and in conformity with information furnished in writing to the Company or the Savings Bank by you regarding you expressly for use under the caption "The Conversion -- Marketing Arrangements." In addition, the Agent will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or action is found in a final judgment by a court to have resulted from the Company or the Savings Bank's willful misconduct or gross negligence.

     (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 7 and
Section 8 herein. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for each indemnified party in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party shall not be liable for any settlement of such action, proceeding or suit affected without its prior written consent.

     (d) The agreement contained in this Section 7 and in Section 8 hereof and the representations and warranties of the Company and the Savings Bank set forth in this Agreement shall remain operative and in full force and effect regardless of: (i) any investigation made by or on behalf of you or your officers, directors or controlling persons, agents or employees or by or on behalf of the Company, the Savings Bank, or any of their officers, directors or controlling persons, agents or employees; (ii) delivery of and payment hereunder for the Shares; or
(iii) any termination of this Agreement.

SECTION 8.  CONTRIBUTION

     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 7 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Company and the Savings Bank or you, the Company and the Savings Bank, on the one hand, and you, on the other, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding of any claims asserted, but after deducting any contribution received by the Company and the Savings Bank or you from persons other than the other parties hereto, who may also be liable for contribution) in such proportion so that you are responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 1 of this Agreement (not including expenses) bears to the gross proceeds received by the Company from the sale of the Shares in the Offering (net of the Agent's fees) and the Company and the Savings Bank shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 7 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Savings Bank on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damage or liabilities (or actions, proceedings or claims in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Savings Bank on the one hand and you on the other shall be deemed to be in the same proportion as the total gross proceeds from the Offering (net of the Agent's fees) received by the Company bear to the total fees (not including expenses) received by the Agent. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Savings Bank on the one hand or you on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro-rata allocation or by other method of allocation which does not take into account the equitable considerations referred to above in this Section 8. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof) referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be required to contribute to the Company or the Savings Bank for any loss, liability, claim, damage or expense any amount which in the aggregate exceeds the amount paid to the Agent under this Agreement. It is understood that the above-stated limitation on the Agent's liability for contribution to the Company and the Savings Bank is essential to the Agent and that the Agent would not have entered into this

Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The obligations of the Company and the Savings Bank under this Section 8 and under Section 7 shall be in addition to any liability which the Company or the Savings Bank may otherwise have.

     For purposes of this Section 8 each of your officers and directors and each person, if any, who controls you within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as you and each person, if any, who controls the Company and the Savings Bank within the meaning of the 1933 Act and the 1934 Act, and each officer and director and each person, if any, who controls the Company and the Savings Bank, shall have the same rights to contribution as the Company and the Savings Bank. Any party entitled to contribution shall notify such other party promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect to which a claim for contribution may be made against another party, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 8.

SECTION 9.  CONDITIONS OF YOUR OBLIGATIONS

     Your obligations hereunder, as to the Shares to be delivered at the Closing Date, are subject in your discretion, to the condition that all representations and warranties and other statements of the Company and the Savings Bank herein are, at and as of commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the Company and the Savings Bank shall have performed in all material respects all of their obligations hereunder on or before such dates, and to the following further conditions:

     (a) The Registration Statement shall have been declared effective not later than 5:30 pm. on the date of this Agreement, or with your consent, not to be unreasonably withheld, at a later time and date; and at the Closing Date no order suspending the approval of the Application shall have been issued or proceedings therefor initiated or threatened by any state authority, and no order or other action suspending the effectiveness of the Registration Statement shall have been issued or proceedings therefor initiated or to the best of the Company's or the Savings Bank's knowledge threatened by the SEC, the FDIC, the FRB or any state or other governmental authority.

     (b) At the Closing Date you shall have received:

         (1) The opinions, dated as of the Closing Date and addressed to Ryan Beck and for its benefit, of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., in form and substance satisfactory to counsel for the Agent, providing that:

             (i) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Washington. The Company has full corporate authority to conduct its business and own its properties as described in the Application, the Registration Statement and the Prospectus. The Company is qualified as a foreign corporation to transact business in each jurisdiction in which its ownership of property or leasing of properties or the conduct of its business requires such qualification unless the failure to be so qualified in one or more such jurisdictions would not have a material adverse effect on the condition, financial or otherwise, or the business, operations, income or prospects of the Company and the Savings Bank, taken as a whole. The Savings Bank has been organized and is validly existing as a state-chartered stock savings bank under the laws of the State of Washington. The Savings Bank has full corporate authority to conduct its business and own its properties as described in the Application, the Registration Statement and the Prospectus. The Savings Bank is qualified as a foreign corporation to transact business in each jurisdiction in which its ownership of property or leasing of properties or the conduct of its business requires such qualification unless the failure to be so qualified in one or more such jurisdictions would not have a material adverse effect on the condition, financial or otherwise, or the business, operations, income or prospects of the Company and the Savings Bank, taken as a whole.

               (ii) The Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of the state of Washington, have full corporate power and authority to own, lease and operate their properties and to conduct their business as described in the Prospectus and are duly qualified as foreign corporations to transact business and are in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect upon the financial condition, results of operations or business of the Company, the Savings Bank and the Subsidiaries, taken as a whole; the activities of the Subsidiaries as described in the Prospectus are permitted to subsidiaries of a bank holding company and of a Washington chartered savings bank by federal and Washington law and the rules, regulations, resolutions and practices of the FRB, the FDIC and the Division; all of the issued and outstanding capital stock of the Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is owned directly by the Savings Bank, to the best of such counsel's knowledge, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

               (iii) The Savings Bank is a member of the Federal Home Loan Bank of Seattle. The deposit accounts of the Savings Bank are insured by the SAIF up to the maximum amount allowed under law.

               (iv) Upon consummation of the Conversion, the authorized, issued and outstanding capital stock of the Company will be as set forth in the Prospectus and no shares of Common Stock, or securities exercisable into or exchangeable for Common Stock (except for those issued to the Savings Bank as contemplated by the Plan), have been issued by the Company prior to the Closing Date; the Shares issued in the Conversion have been duly and validly authorized for issuance, and when issued and delivered by the Company pursuant to the Prospectus against payment of the consideration calculated as set forth in the Plan, will be duly and validly issued and fully paid and nonassessable and at such time all such capital stock shall be free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable) created by the Company; and the issuance of the Shares is not subject to preemptive rights. The Common Stock conforms to the description thereof contained in the Prospectus, and the form of certificate used to evidence the Common Stock is in due and proper form and complies with all applicable statutory requirements. Upon consummation of the Conversion, all of the issued and outstanding capital stock of the Savings Bank will be duly and validly issued, fully paid and nonassessable, and at such time the Company will own, beneficially and legally, all of the outstanding capital stock of the Savings Bank, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

               (v) This Agreement has been authorized by all necessary corporate action by the Company and the Savings Bank, has been executed and delivered by the Company and the Savings Bank and is the legal, valid and binding agreement of the Company and the Savings Bank, enforceable in accordance with its terms, except as the rights of indemnification and contribution may be limited under applicable laws or regulations, and subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights or the rights of creditors of savings associations, the deposits of which are insured by the FDIC, to general principles of equity (whether considered in an action at law or in equity).

               (vi) The Plan has been approved by the required vote of the Directors, depositors and shareholders of the Savings Bank.

               (vii) The Application has been approved by the Division and the FDIC and no order suspending the approval has been issued or proceedings therefor initiated or, to the knowledge of such counsel, threatened by the Division or the FDIC. To such counsel's knowledge, no person has sought to obtain the review of the final actions of the Division and the FDIC in approving the Application.

               (viii) Subject to the satisfaction of the conditions to the approval of the Application by the Division and the FDIC no further approval, registration, authorization, consent or other order of any regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the consummation of the Conversion, and the issuance of the Shares, except as may be required under the securities or blue sky laws of various jurisdictions. The Conversion has been consummated in all material respects according to all applicable provisions of the Banking Regulations, federal and state law, applicable Blue Sky laws and all applicable rules and regulations promulgated thereunder.

               (ix) The Registration Statement has been declared effective under the 1933 Act. No stop order suspending its effectiveness has been issued under the 1933 Act nor, to the knowledge of such counsel, proceedings therefor initiated or threatened by the SEC or any state authority.

               (x) At such time as the Application was approved and at such time when the Registration Statement was declared effective: (i) the Application and the Registration Statement, and any amendment or supplement thereto (other than the financial statements and other financial, pro forma and statistical data included therein, and the Independent Valuation as to which no opinion need be rendered), complied as to form in all material respects with the Banking Regulations and with the 1933 Act and the 1933 Act Regulations, respectively, and (ii) the Prospectus (other than the financial, statements and other financial, pro forma and statistical data included therein, and the Independent Valuation as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

               (xi) The information in the Prospectus under the captions "RISK FACTORS -- Anti-Takeover Provisions", "BUSINESS OF THE BANK -- Federal Taxation", "-- State Taxation," "SUPERVISION AND REGULATION", "THE CONVERSION", "RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK", "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY", and "COMPARISON OF STOCKHOLDERS' RIGHTS", to the extent that it constitutes matters of law, summaries of legal matters, or proceedings, or legal conclusions, has been reviewed by such counsel and is correct in all material respects.

               (xii) To such counsel's knowledge, there are no legal or governmental proceedings pending or threatened against the Company or the Savings Bank which are required to be disclosed in the Application and the Prospectus, other than those disclosed therein, and all pending legal and governmental proceedings to which the Company or the Savings Bank is a party or to which any of their property is the subject which is not discussed in the Application and the Prospectus, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material, provided that for this purpose, any litigation or governmental proceeding is not considered to be "threatened" unless the potential litigant or governmental authority has manifested to the management of the Company or the Savings Bank, or to counsel, a present intention to initiate such litigation or proceeding.

               (xiii) To such counsel's knowledge, there are no contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Application and the Prospectus or required to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto, the descriptions thereof or references thereto are correct in all material respects, and no default exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note or lease or other instrument so described, referred to or filed.

               (xiv) To such counsel's knowledge, the Company and the Savings Bank have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their businesses and all such material licenses, permits and other governmental authorizations are in full force and effect, and the Company and the Savings Bank are in all material respects complying therewith.

               (xv) Neither the Company nor the Savings Bank is in violation of its Articles of Incorporation or, to such counsel's knowledge, in violation of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound; to such counsel's knowledge the execution, delivery and performance of this Agreement and the consummation of the Conversion will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Savings Bank pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the either company is a party or by which either of them may be bound, or to which any of the property or assets of either company is subject; and such action will not result in any violation of the provisions of the Articles of Incorporation or bylaws of the Company or the Savings Bank or any applicable law, regulation or order. All provisions of the Company's and the Savings Bank's respective Articles of Incorporation and bylaws comply in all material respects with applicable law.

               (xvi) To such counsel's knowledge all of the leases and subleases material to the business of the Savings Bank under which the Savings Bank and any subsidiary holds properties, as described in the Application and Prospectus, are in full force and effect.

               (xvii) To such counsel's knowledge, the Savings Bank is not in violation of any directive from the Division or FDIC to make any material change in the method of conducting its business.

     In rendering such opinion, such counsels may rely (i) as to matters of fact, to the extent such counsel deems proper, on such certificates of responsible officers of the Company and the Savings Bank and public officials; provided copies of any such opinion(s) or certificates are delivered to you together with the opinion to be rendered hereunder by counsels to the Company and the Savings Bank; and (ii) on the practices and policies of the Division and the FDIC in approving similar transactions under the Banking Regulations.

     (2) The letter of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. special counsel for the Company and the Savings Bank, addressed to the Agent, dated the Closing Date, in form and substance to the effect that:

     Nothing has come to the attention of counsel that would lead them to believe that the Application or any amendment or supplement thereto (other than the financial statements and other financial, pro forma and statistical data included therein, the Independent Valuation data and information relating to Ryan Beck as to which no view need be rendered), or the Prospectus or any supplemental sales literature reviewed by such counsel and authorized by the Company and the Savings Bank for use in the Offering (when read in conjunction with the Prospectus), contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (3) The favorable opinion, dated as of the Closing Date, of Breyer & Aguggia, your counsel, with respect to such matters as you may reasonably require. Such opinion may rely upon the opinions of counsel to the Company and the Savings Bank, and as to matters of fact, upon certificates of officers and directors of the Company and the Savings Bank delivered pursuant hereto or as such counsel shall reasonably request.

     (c) At the Closing Date, you shall receive a certificate of the Chief Executive Officer and the Treasurer of the Company and the Savings Bank, dated the Closing Date, to the effect that: (i) since the respective dates as of which information is given in the Application and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties, affairs or prospects of the Company or the Savings Bank, whether or not arising in the ordinary course of business; (ii) the representations and warranties in Section 4 are true and correct with the same force and effect as though expressly made at and as of the Closing Date;
(iii) the Company and the Savings Bank have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date under the Agreement and the Plan and will comply with all obligations under this Agreement and the Plan to be satisfied by them after the Conversion; (iv) the Company and the Savings Bank have conducted the Conversion in all material respects according to the Plan and all applicable laws and regulations and in the manner described in the Prospectus; (v) no stop order suspending the effectiveness of the Application has been initiated or threatened by the Division, the FDIC, other federal authority or any other state authority; and (vi) no order suspending the Conversion, or the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC, other federal authority or any state authority.

     (d) Prior to and at the Closing Date: (i) in the reasonable opinion of the Agent, there shall have been no material adverse change in the condition, financial or otherwise, in the earnings, affairs or prospects of the Company or the Savings Bank from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Company or the Savings Bank from the latest date as of which the financial condition of the Savings Bank is set forth in the Prospectus other than transactions as contemplated by and disclosed in the Prospectus or transactions specifically referred to or contemplated therein; (iii) the Savings Bank shall not have received from the Division or

FDIC any direction (oral or written) to make any material change in the method of conducting its business with which it has not complied (which direction, if any, shall have been disclosed to the Agent) or which materially and adversely would affect the business, operations or financial condition or income of the Savings Bank; (iv) neither the Company nor the Savings Bank shall have been in material default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a material default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceedings, at law or in equity before any court or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Company or the Savings Bank, threatened against the Company or the Savings Bank or affecting any of their properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, operations, financial condition or income of the Company or the Savings Bank; (vi) the Shares shall have been qualified or registered for offering and sale under the securities or blue sky laws of the jurisdictions as set forth in the Blue Sky Memorandum of the law firm of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C.; and (vii) no suit has been filed seeking judicial review of the final action of the Division and the FDIC in approving the Plan.

     (e) Concurrently with the execution of this Agreement, the Agent shall receive a letter from KPMG Peat Marwick LLP dated the date hereof and addressed to the Agent: (i) confirming that KPMG Peat Marwick LLP is a firm of independent public accountants within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the 1933 Act Regulations and no information concerning its relationship with or interests in the Savings Bank is required to be disclosed in the Prospectus, and stating that in its opinion the consolidated financial statements of the Savings Bank included in the Prospectus and covered by its opinion included therein comply as to form in all material respects with the applicable accounting requirements of the '33 Act and the '33 Act Regulations; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an examination in accordance with generally accepted auditing standards) consisting of the performance of the procedures specified by the American Institute of Certified Public Accountants for review of interim financial information, including, but not limited to, a reading of the latest available unaudited interim consolidated financial statements of the Savings Bank prepared by the Savings Bank, a reading of the minutes of the meetings of the Board of Directors and stockholders of the Savings Bank and consultations with officers of the Savings Bank responsible for financial and accounting matters, nothing came to its attention which caused it to believe that: (A) during the period from the date of the latest audited consolidated financial statements included in the Prospectus to a specified date not more than four business days prior to the date hereof, there was any material increase in borrowings by the Savings Bank; or (D) there was any material decrease in stockholders' equity of the Savings Bank at the date of such letter from the amounts shown in the latest audited statement of condition included in the Prospectus or there was any material decrease in net income, net interest income or non-interest income of the Savings Bank or any material increase in non-interest income or provision for loan losses of the Savings Bank for the number of full months commencing immediately after the period covered by the latest unaudited income statement included in the Prospectus and ended on the latest month end prior to the date of the Prospectus or as compared to the corresponding period in the preceding year except as set forth in the Prospectus; and (iii) stating that, in addition to the examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (e), it has compared with the general accounting records of the Savings Bank, as applicable, which are subject to the internal controls of the Savings Bank's accounting system and other data prepared by the Savings Bank directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as you may reasonably request; and they have found such amounts and/or percentages to be in agreement therewith (subject to rounding).

     (f) At the Closing Date, you shall receive a letter from KPMG Peat Marwick LLP dated the Closing Date, addressed to the Agent, confirming the statements made by it in the letter delivered by it pursuant to subsection (e) of this
Section 9, the "specified date" referred to in clause (ii) (A) thereof to be a date specified in such letter, which shall not be more than five business days prior to the Closing Date.

     (g) At the Closing Date, you shall have received a letter from RP Financial, dated the Closing Date, confirming its appraisal. Such appraisal shall be in the form and substance reasonably satisfactory to you and shall be consistent with the terms of the Plan.

     (h) At the Closing Date, your counsel shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings or in order to evidence the occurrence or completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Savings Bank in connection with the Conversion and the Offering and the sale of the Shares as herein contemplated shall be satisfactory in form and substance to you and your counsel.

     (i) Neither the Company nor the Savings Bank shall have sustained since the date of the latest unaudited financial statements included in the Application and Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Application and Prospectus, and since the respective dates as of which information is given in the Application and Prospectus, there shall not have been any material change in the consolidated long-term debt of the Company or the Savings Bank or any change, or any development involving a prospective change, in or affecting the general affairs of management, financial position, stockholders' equity, cash flow or results of operation of the Company or the Savings Bank, otherwise than as set forth or contemplated in the Application and Prospectus, the effect of which, in any such case described above, is in your reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Conversion or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

     (j) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading fixed, or maximum ranges for prices for securities required by either of such exchanges or the NASD or by order of the SEC or any other governmental authority; (ii) a general moratorium on the operation of commercial banks or savings banks in Washington or a general moratorium on the withdrawal of deposits from commercial banks, or savings banks in Washington declared by either federal or Washington authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war; or (iv) a material decline in the price of equity or debt securities if the effect of such a decline, in your judgment, makes it impracticable or inadvisable to proceed with the Conversion or the delivery of the Shares on the terms and in the manner contemplated in the Application and Prospectus.

     If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, or by June 30, 1998, this Agreement and all of your obligations hereunder may be canceled by you by notifying the Company and the Savings Bank of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party, except as otherwise provided in Section 1, 6, 7 and 8 hereof. Notwithstanding the above, if this Agreement is canceled pursuant to this paragraph, the Company and the Savings Bank agree to reimburse you for all of your reasonable out-of-pocket expenses (including without limitation the fees and expenses of your counsel), subject to the limits expressed in Section 6 hereof, reasonably incurred by you, and your counsel in connection with preparation of the Application, the Prospectus and contemplation of the proposed Reorganization.

SECTION 10.    TERMINATION

     (a) In the event the Savings Bank fails to sell the minimum number of the Shares as set forth in the Prospectus and does not modify the Conversion within the period specified in, and in accordance with the provisions of, the Plan or as required by the Banking Regulations and applicable law, this Agreement shall terminate upon refund by the Company to each person who has ordered any of the Shares the full amount which it may have received from such persons, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except for payment by the Company and the Savings Bank as set forth in Sections 1, 6, 7, 8 and 9 hereof and payment by the Agent pursuant to the provisions set forth in Sections 7 and 8 hereof.

     (b) This Agreement may be terminated by the Agent, with respect to the Agent's obligations hereunder, by notifying the Company and the Savings Bank at any time at or prior to the Closing Date, if any of the conditions specified in
Section 9 hereof shall not have been fulfilled or waived in writing by the Agent when and as required by this Agreement, if the Company and the Savings Bank abandon or terminate the Plan, or if the Conversion has not been completed by June 30, 1998.

SECTION 11.    SURVIVAL

     The respective indemnities, agreements, representations, warranties and other statements of the Company, the Savings Bank and you, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of you or any of your officers or directors or any person controlling you, or the Company or the Savings Bank, or any officer, director or person controlling the Company or the Savings Bank, and shall survive termination of the Agreement and the receipt or delivery of any payment for the Shares.

SECTION 12.    ARBITRATION

     Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Newark, New Jersey before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgement upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

SECTION 13.    MISCELLANEOUS

     (a) Notices hereunder, except as otherwise provided herein, shall be given in writing or by telegraph, addressed (a) to the Agent at 220 S. Orange Avenue, Livingston, New Jersey 07039 (Attention: Ben A. Plotkin, President), with a copy to John F. Breyer, Jr., Breyer & Aguggia, 1300 I Street, NW, Suite 470 East, Washington, DC 20005 and (b) to the Company and the Savings Bank at their principal office (Attention: Donald V. Rhodes, President and Chief Executive Officer) with a copy to J. James Gallagher, Esquire, Gordon, Thomas Honeywell, Malanca, Peterson & Daheim, P.L.L.C., 1201 Pacific Avenue, Suite 2200, Tacoma, Washington 98402.

     (b) This Agreement is made solely for the benefit of and will be binding upon the parties hereto and their respective successors and the controlling persons, directors and officers referred to in Section 7 hereof, and no other person will have any right or obligation hereunder. The term "successors" shall not include any purchaser of any of the Shares.

     (c) To the extent that terms in this Agreement are co-terminus with terms included in the letter of intent dated June 26, 1997 entered into by the Savings Bank, the Mutual Holding

Company and the Agent (the "Letter Agreement"), the terms of this Agreement shall supersede the terms of the Letter Agreement and shall be the controlling terms.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey except as superseded by federal or other state law.

     (e)  Time shall be of the essence of this Agreement.

     (f) This Agreement may be signed in various counterparts which together will constitute one agreement.

     If the foregoing correctly sets forth the arrangement among the Savings Bank, the Company and the Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement.

                                        Very truly yours,

HERITAGE FINANCIAL CORPORATION HERITAGE SAVINGS BANK



By:______________________________       By:______________________________
     Donald V. Rhodes                        Donald V. Rhodes
     President and Chief                     President and Chief
     Executive Officer                       Executive Officer


Accepted as of the date first
above written.

Ryan, Beck & Co., Inc.


By:______________________________
     Ben A. Plotkin
     President

                                                            EXHIBIT B

                        HERITAGE FINANCIAL CORPORATION

                             HERITAGE SAVINGS BANK

                                 Common Stock
                                (No Par Value)


                          SELECTED DEALERS' AGREEMENT


                           ___________________, 1997


Gentlemen:

          We have agreed to assist Heritage Financial Corporation (the "Holding Company"), the proposed holding company of Heritage Savings Bank, in connection with the offer and sale of a minimum of and a maximum of shares of common stock, no par value ("Common Stock"). The price per share has been fixed at $10.00. The Common Stock, the number of shares to be issued, and certain of the terms on which they are being offered, are more fully described in the Prospectus of the Company dated ______________, 1997 (the "Prospectus").

          The Company has offered the Common Stock to certain depositors of the Savings Bank; the Company's and the Savings Bank's employee benefit plans and certain members of the Company's community and the general public, subject to the purchase and other limitations contained in the Plan (the "Offering"). Common Stock is also being offered according to the Plan by a selling group of broker-dealers.

          We are offering the selected dealers (of which you are one) the opportunity to participate in the solicitation of offers to buy the Common Stock. We will pay you a fee in the amount of _____ percent (_____%) of the dollar amount of the Common Stock sold on behalf of the Company by you, as evidenced by the authorized designation of your firm on the order form or forms for the Common Stock accompanying the funds transmitted for payment therefor to the' special account established by the Company for the purpose of holding such funds. It is understood that payment of your fee will be made only out of compensation received by us for the Common Stock sold on behalf of the Company by you, as evidenced according to the preceding sentence. As soon as practicable after the closing date of the Offering, we will remit to you, only out of our compensation as provided above, the fees to which you are entitled hereunder.

          Each order form for the purchase of Common Stock must set forth the identity and address of each person to whom the certificates for such Common Stock should be issued and delivered. Such order form should clearly identify your firm. You shall instruct any subscriber who elects to send his order form to you to make any accompanying check payable to Heritage Financial Corporation.

          This offer is made subject to the terms and conditions herein set forth and is made only to selected dealers who are (i) members in good standing of the National Association of Securities Dealers, Inc. ("NASD") who are to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation With Respect to Free-Riding and Withholding and Section 24 of Article III of the NASD's Rules of Fair Practice; or (ii) foreign dealers not eligible for membership in the NASD who agree (A) not to sell any Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or resident therein and (B) in making other sales to comply with the above-mentioned Article III as if they were NASD members, and Section 25 of such Article III as it applies to non-member brokers or dealers in a foreign country.

          Orders for Common Stock will be strictly subject to confirmation and we, acting on behalf of the Company, reserve the right in our uncontrolled discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. Neither you nor any other person is authorized by either the Company or us to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Common Stock. No selected dealer is authorized to act as agent for us when soliciting orders to buy the Common Stock from the public or otherwise. No selected dealer shall engage in any stabilization (as defined in Regulation M promulgated under the Securities Exchange Act of 1934, as amended ("1934 Act")) with respect to the Company's Common Stock during the Offering.

          We and each selected dealer assisting in selling Common Stock pursuant hereto agree to comply with the applicable requirements of the 1934 Act and applicable state rules and regulations. In addition, we and each selected dealer confirm that the Securities and Exchange Commission ("SEC") interprets Rule 15c2-8 promulgated under the 1934 Act as requiring that a Prospectus be supplied to each person who is expected to receive a confirmation of sale 48 hours prior to delivery of such person's order form.

          We and each selected dealer further agree to the extent that your customers desire to pay for shares with funds held by or to be deposited with us, according to the interpretation of the SEC of Rule 15c-2-4 promulgated under the 1934 Act, either (a) upon receipt of an executed order form or direction to execute an order form on behalf of a customer to forward the offering price of the Common Stock ordered on or before twelve noon local New Jersey time of the next business day following receipt or execution of an order form by us to the Company for deposit in a segregated account or (b) to solicit indications of interest in which event (i) we will subsequently contact any customer indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute the order form on the customer's behalf, (ii) we will mail acknowledgements of receipt of orders to each customer confirming interest on the business day following such confirmation, (iii) we will debit accounts of such customers on the fifth business day ("debit date") following receipt of the confirmation referred to in
(i), and (iv) we will forward completed order forms together with such funds to the Company on or before twelve noon on the next business day following the debit date for deposit in a segregated account. We and each selected dealer acknowledge that if the procedure in (b) is adopted, our customers' funds are not required to be in their accounts until the debit date.

          Unless terminated earlier by us, this Agreement shall terminate upon the closing date of the Offering. We may terminate this Agreement or any provisions thereof at any tune by written or telegraphic notice to you. Our obligations hereunder are subject to the successful completion of the Offering.

          You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of shares of Common Stock sold on behalf of the Company by you under this Agreement.

          We shall have full authority to take such actions as we may deem advisable in respect of all matters pertaining to the Offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement.

          Upon application to us, we will inform you as to the states in which we believe the Common Stock has been qualified for sale under or are exempt from the requirements of, the respective blue sky laws of such states, but we assume no responsibility or obligation as to your rights to sell Common Stock in any state.

          Additional copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

          Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, or telegraphed to you at the address to which this Agreement is mailed.

          This Agreement shall be construed in accordance with the laws of the State of New Jersey.

          Please confirm your agreement hereto by signing this agreement and returning it at once to the attention of the undersigned at Ryan, Beck & Co., Inc., 220 S. Orange Avenue, Livingston, New Jersey 07039. The enclosed duplicate copy will evidence the agreement between us.

                                   RYAN, BECK & CO., INC.



                                   By:__________________________
                                        Ben A. Plotkin
                                        President


Dated:___________________, 1997

[Name of Firm]

By: _____________________